Exhibit 23.3

Consent of Independent Registered Certified Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the SEACOR Holdings Inc. 2009 Employee Stock Purchase Plan of our report dated March 30, 2017 (except for the presentation of discontinued operations and Note 18, as to which the date is February 28, 2018), with respect to the consolidated financial statements and schedule of SEACOR Holdings Inc. as of December 31, 2016, and for the years ended December 31, 2016 and 2015 included in its Annual Report (Form 10-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boca Raton, Florida

August 8, 2018